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                                                                    EXHIBIT 99.3


                        American Building Control, Inc.

     DISCLOSURE COMMITTEE CHARTER. This Disclosure Committee Charter (this "Charter") has been adopted by the Chief Executive Officer and Chief Financial Officer (the "Senior Officers") of American Building Control, Inc. The Disclosure Committee (the "Committee") shall review and reassess this Charter annually and recommend any proposed changes to the Senior Officers for approval.

     I. PURPOSE

     It is the Company's policy that all disclosures made by the Company to its security holders or the investment community should be accurate and complete and fairly present the Company's financial condition and results of operations in all material respects, and should be made on a timely basis as required by applicable laws and stock exchange requirements.

     The Committee shall assist the Senior Officers in fulfilling their responsibility for oversight of the accuracy and timeliness of the disclosures made by the Company by being responsible for the following tasks, in each case subject to the supervision and oversight of the Senior Officers;

          o Design and establish controls and other procedures (which may include procedures currently used by the Company) that are designed to ensure that (1) information required by the Company to be disclosed to the Securities and Exchange Commission ("SEC") and other written information that the Company will disclose to the investment community is recorded, processed, summarized and reported accurately and on a timely basis and (2) information is accumulated and communicated to management, including the Senior Officers, as appropriate to allow timely decisions regarding such required disclosure ("Disclosure Controls").

          o Monitor the integrity and effectiveness of the Company's Disclosure Controls.

          o Review and supervise the preparation of the Company's (i) periodic and current reports, proxy statements, information statements, registration statements and any other information filed with the SEC, (ii) press releases containing financial information, earnings guidance, information about material acquisitions or dispositions or other information material to the Company's security holders, and (iii) correspondence containing financial information broadly disseminated to shareholders (collectively, the "Disclosure Statements") and review disclosure policies for financial information displayed on the Company's corporate/investor relations website.

          o Evaluate the effectiveness of the Company's Disclosure Controls within 30 days prior to the filing of the Company's Annual Report on Form 10-K and each Quarterly Report on Form 10-Q (collectively, the "periodic reports").

          o Discuss with the Senior Officers all relevant information with respect to the Committee's proceedings, the preparation of the Disclosure Statements and the Committee's evaluation of the effectiveness of the Company's Disclosure Controls.

          o Provide a certification to the Senior Officers prior to the filing with the SEC of each periodic report as to (i) the Committee's compliance with its policies and procedures and proper performance of the responsibilities that have been assigned to it and (ii) the Committee's conclusions resulting from its evaluation of the effectiveness of the Disclosure Controls.

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     In discharging its duties, the Committee shall have full access to all
     Company books, records, facilities, and personnel, including the internal auditors.

     II. ORGANIZATION

     The membership of the Committee shall initially consist of the Company's Controller, General Counsel, Treasurer, Vice-President of Finance and Human Resources Director. The Internal Auditor shall serve as a de-facto, non-voting member. Such members may be replaced, or new members added, at any time and from time to time by the Senior Officers. Notwithstanding the foregoing, the Senior Officers at their option may at any time assume any or all of the responsibilities of the Committee identified in this Charter, including, for example, approving Disclosure Statements when time does not permit the full Committee to meet.

     One member of the Committee shall be appointed by the Senior Officers as chair. The chair shall be responsible for scheduling and presiding over meetings and preparing agendas. Any question of interpretation of this Charter or the Committee's procedures shall be determined by any Senior Officer or, in their absence from any meeting, the chair.

     Promptly after the date hereof, the Committee shall meet with the Senior Officers and submit for their approval an initial set of Disclosure Controls, including policies and procedures of this Committee, as well as policies and procedures to test the effectiveness of the Disclosure Controls. The Committee shall meet as frequently as circumstances dictate to (i) ensure the accuracy and completeness of the Disclosure Statements and (ii) evaluate the Disclosure Controls and determine whether any changes to the Disclosure Controls are necessary or advisable in connection with the preparation of the Company's upcoming periodic reports or other Disclosure Statements, taking into account developments since the most recent meeting, including changes in the Company's organization and business lines and any change in economic or industry conditions.

     III. OTHER RESPONSIBILITIES

The Committee shall also have such other responsibilities as the Senior Officers may assign to it from time to time.

Adopted by the Senior Officers of American Building Control, Inc. on March 25, 2003.



 /s/ BRYAN C. W. TATE
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By:  Bryan C. W. Tate
Its: Chief Executive Officer




 /s/ CHRIS SHARNG
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By:  Chris Sharng
Its: Chief Financial Officer